Exhibit 99.2
Team,

I am pleased to share with you that subject to stockholder approval, our Board of Directors has approved a voluntary stock option exchange program. So, what does this mean to you and what are the next steps?

Our long-term equity-based stock option grants and restricted stock unit (RSU) awards have been an important part of our total compensation program for employees. These allow you to be owners in Allogene and share in our mutual success. Our ultimate success means we are able to achieve our mission and save the lives of people with cancer, but it may also give you the opportunity to benefit from your hard work and commitment through potential increases in the value of our stock.

Due to the significant decline of our stock price, many of you now hold stock options with exercise prices significantly higher than the current market price of our common stock. These are known as “underwater” stock options.

Earlier today, Allogene filed with the Securities and Exchange Commission (SEC) a preliminary proxy statement in advance of our Annual Meeting of Stockholders to be held on June 15, 2022. The preliminary proxy statement includes our recommendation that our stockholders approve an option exchange program. If approved by stockholders and subject to market conditions, this would potentially give certain employees who hold stock options granted prior to December 31, 2021 and with an exercise price over $18.00 the ability to exchange these options for lower-priced options on the terms summarized in the preliminary proxy statement and to be further defined in materials provided after the stockholder vote.

It's important to note that this program only relates to stock options, it does not impact RSUs or employees that only hold RSUs. As a reminder, RSUs are known as full value awards, as they deliver fully paid shares of stock upon vesting, whereas options only deliver value if our stock increases above the option exercise price. Also, board members, certain executives, and advisers would not be able to participate.

Nothing is needed from you at this time; our goal is simply to inform you of what is happening now. The next step is to hold our Annual Meeting of Stockholders in June, when the vote of our stockholders will be tallied. We will notify you of the results following the meeting, and, if the stockholders approve the exchange program, eligible employees will receive additional materials that explain the program in detail and how to participate.

If you have any questions, please reach out to Veer Bhavnagri.

I’m grateful to the Board for their understanding of current market conditions and their desire to restore incentives for achieving Allogene’s long-term success. On behalf of the Board and the Senior Leadership Team, we sincerely thank you for all you are doing for Allogene and for patients.

David

This communication does not constitute an offer to holders of Allogene’s outstanding stock options to exchange those options. The option exchange program described in the preliminary

Exhibit 99.2
proxy statement has not yet commenced and even if approved by the stockholders, Allogene may determine not to implement the program, or we may delay, amend or terminate the program once it is in progress. For example, if our stock price increases significantly, we may reassess the advisability of implementing the exchange program. While the terms of the option exchange program are expected to conform to the material terms described in the preliminary proxy statement filed with the SEC, we may find it necessary or appropriate to change the terms of the option exchange program to take into account our administrative needs, accounting rules, company policy decisions or to comply with any comments we receive from the SEC. Persons who are eligible to participate in any such program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available because they will contain important information about the program and the related tender offer. Allogene will file the Tender Offer Statement on Schedule TO with the SEC upon the commencement of any such tender offer. Allogene stockholders and option holders will be able to obtain these written materials and other documents filed by Allogene with the SEC free of charge from the SEC's website at www.sec.gov.